Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SEABRIGHT INSURANCE HOLDINGS, INC.,
a Delaware corporation

SeaBright Insurance Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:   That the Board of Directors of the Corporation, by unanimous written consent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Bylaws of the Corporation, duly adopted a resolution approving an amendment (the “Amendment”) of the Amended and Restated Certificate of Incorporation of the Corporation to change the Corporation’s legal name, subject to approval of the Corporation’s stockholders. Pursuant to the resolution, ARTICLE ONE of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety so that ARTICLE ONE shall read in full as follows:

ARTICLE ONE

NAME

The name of the Corporation is SeaBright Holdings, Inc. (the “Corporation”).

SECOND:   The Amendment as set forth above was duly approved by the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote thereon, at a meeting of the stockholders of the Corporation held in accordance with Section 211 of the DGCL.

THIRD:   That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 18th day of May, 2010.

SEABRIGHT INSURANCE HOLDINGS, INC.
a Delaware corporation

By:	/s/ John G. Pasqualetto

Name:	John G. Pasqualetto

Title:	Chairman, President and Chief Executive Officer